Exhibit 99.1

Lindblad Expeditions, Inc.:

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$53,473,021	$39,678,720
Restricted cash and marketable securities	47,478,278	8,334,632
Inventories	1,921,917	1,700,226
Marine operating supplies	5,145,250	5,078,552
Prepaid expenses and other current assets	10,994,135	11,320,698
Total current assets	119,012,601	66,112,828

Property and equipment, net	119,175,217	121,873,440
Due from shareholder	-	1,500,926
Deferred financing costs, net	-	2,019,503
Operating rights	6,528,949	6,528,949
Deferred tax assets	253,829	101,860
Investment in CFMF	-	47,787,835
Total assets	$244,970,596	$245,925,341

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$79,042,259	$73,195,195
Accounts payable and accrued expenses	18,070,214	20,028,315
Long-term debt - current	1,500,000	4,934,030
Obligations to repurchase shares of Class A common stock	4,965,792	4,965,792
Due to CFMF	-	22,733,000
Total current liabilities	103,578,265	125,856,332

Long-term debt, less current portion	138,271,507	51,755,608
Other long term liabilities	418,070	447,145
Deferred income taxes - long term	408,226	299,035
Total liabilities	242,676,068	178,358,120

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Common stock, Class A, no par value, 450,000 shares authorized; 90,000 shares issued and outstanding.	-	-
Common stock, Class B, no par value, 50,000 shares authorized; 0 issued and outstanding.	-	-
Additional paid-in capital	(59,574,152)	21,466,308
Retained earnings	61,868,680	46,100,913
Total shareholders' equity	2,294,528	67,567,221
Total liabilities and shareholders' equity	$244,970,596	$245,925,341

The following table includes assets to be used to settle liabilities of the consolidated variable interest entities ("VIEs"). These assets and liabilities are included in the condensed consolidated balance sheet above. See Note 2 for additional information on the Company's VIEs.

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Cash and cash equivalents	$2,000	$2,000
Property and equipment	1,562,701	1,755,446

LIABILITIES
Accounts payable and accrued expenses	633,254	55,456
Long-term debt	-	2,170,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014

Tour revenues	$49,531,025	$50,790,991	$104,951,551	$102,165,680

Cost of tours	21,485,767	24,100,955	45,886,988	46,077,828
Gross profit	28,045,258	26,690,036	59,064,563	56,087,852

Operating expenses:
General and administrative	14,556,935	7,973,652	25,682,431	15,242,723
Selling and marketing	8,189,162	7,730,227	17,351,646	15,846,423
Depreciation and amortization	2,895,026	2,873,736	5,646,825	5,747,794
Total operating expenses	25,641,123	18,577,615	48,680,902	36,836,940

Operating income	2,404,135	8,112,421	10,383,661	19,250,912

Other income (expense):
Change in fair value of obligation to repurchase shares of Class A common stock	-	857,565	-	(572,431)
Gain (loss) on foreign currency	(78,329)	178,607	(194,367)	(219,286)
Gain on transfer of assets	7,525,926	-	7,525,926	-
Other income (expense), net	5,000,000	-	5,000,000	-
(Loss) on investment in CFMF	(235,000)	-	-	-
Interest expense, net	(3,888,204)	(1,337,238)	(5,077,627)	(2,657,499)
Total other income (expense)	8,324,393	(301,066)	7,253,932	(3,449,216)

Income before income taxes	10,728,528	7,811,355	17,637,593	15,801,696

Income tax expense	1,893,259	2,646,957	1,869,831	2,242,492

Net income	$8,835,269	$5,164,398	$15,767,762	$13,559,204

Class A Common Stock
Net income available to Class A Common Stockholders	$8,835,269	$4,906,163	$15,767,762	$12,881,204

Weighted average shares outstanding
Basic	154,817	244,287	199,769	244,287
Diluted	159,596	244,287	203,057	244,287

Earnings per share
Basic	$57.07	$20.08	$78.93	$52.73
Diluted	$55.36	$20.08	$77.65	$52.73

Class B Common Stock
Net income available to Class B Common Stockholders	$-	$258,235	$-	$678,000

Weighted average shares outstanding
Basic	-	12,858	-	12,858
Diluted	-	12,858	-	12,858

Earnings per share
Basic	$-	$20.08	$-	$52.73
Diluted	$-	$20.08	$-	$52.73

The accompanying notes are an integral part of these condensed consolidated financial statements.

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LINDBLAD EXPEDITIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended June 30,
	2015	2014
Cash Flows From Operating Activities
Net income	$15,767,762	$13,559,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,646,825	5,747,794
Amortization of debt discount and deferred financing costs	2,208,948	543,303
Stock-based compensation	2,427,447	-
Deferred income taxes	(42,778)	277,895
(Gain) loss on currency translation	(194,367)	(219,286)
Gain on transfer of assets	(7,502,668)	-
Changes in operating assets and liabilities:
Inventories and Marine operating supplies	(251,188)	262,949
Prepaid expenses and other current assets	316,966	(433,860)
Unearned passenger revenues	6,021,897	(496,242)
Other long term liabilities	(29,075)	110,120
Accounts payable and accrued expenses	(1,168,060)	(417,785)

Net cash provided by operating activities	23,201,709	18,934,092

Cash Flows From Investing Activities
Purchase of investment in CFMF	(68,087,953)	-
Purchase of property and equipment, net	(2,567,268)	(2,336,841)
Advance from (to) shareholder	1,500,926	(47,163)
Purchase of restricted cash and marketable securities	(39,143,646)	(7,923,356)

Net cash used in investing activities	(108,297,941)	(10,307,360)

Cash Flows From Financing Activities
Proceeds from long-term debt	150,000,000	-
Deferred financing costs	(10,532,175)	-
Repayments of long-term debt	(41,003,232)	(2,167,434)
Repurchase of stock from Class A shareholders	-	572,430

Net cash provided by (used in) financing activities	98,464,593	(1,595,004)

Effect of exchange rate changes on cash	425,940	(230,956)

Net increase in cash and cash equivalents	13,794,301	6,800,772

Cash and cash equivalents at beginning of year	39,678,720	44,353,563

Cash and cash equivalents at end of year	$53,473,021	$51,154,335

Supplemental disclosures of cash flow information:
Cash paid during the year for
Interest	$2,087,329	$2,129,629

Income taxes	$298,226	$247,645

Non-cash investing and financing activities:
Investment in CFMF liquidation of Junior debt asset, warrant	$84,903,567	-
CFMF liquidation of Junior debt long term debt, additional paid in capital	(84,903,567)	-

The accompanying notes are an integral part of these condensed consolidated financial statements.

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Notes to the Condensed Consolidated Financial Statements (unaudited)

NOTE 1 — BUSINESS

Overview

Lindblad Expeditions, Inc. (“LEX”), a New York corporation and its subsidiaries, (together “Lindblad” or the “Company”), provide tour and travel related services in the United States and destinations in many parts of the world. The Company’s subsidiaries include Lindblad Maritime Enterprises, Ltd (“LME”) a Cayman Islands corporation and two variable interest entities, SPEX Sea Lion, Ltd. a Nevada corporation (“Sea Lion”), and SPEX Sea Bird Ltd, a Nevada corporation (“Sea Bird”).

LME either directly, or through subsidiaries, owns or operates four vessels that travel in non-United States territories throughout the year. These vessels are the National Geographic Explorer, National Geographic Orion, National Geographic Endeavour and National Geographic Islander.

LEX operates two vessels comprised of National Geographic Sea Bird and National Geographic Sea Lion.

Lindblad was founded by Sven-Olof Lindblad (“Mr. Lindblad”), whose father, renowned adventure-travel pioneer Lars-Eric Lindblad, led some of the first non-scientific groups of travelers to the Galapagos (1967) and Antarctica (1966).

Lindblad operates a year round fleet of six expedition ships and several seasonal charter vessels. Lindblad also has an alliance with the National Geographic Society, who often provide lecturers and National Geographic experts, including photographers, writers, marine biologists, naturalists, field researchers and film crews.

New Credit Agreement

On May 8, 2015, Lindblad entered into a new credit agreement with Credit Suisse A.G. (“Credit Suisse”) as Administrative Agent and Collateral Agent (“Credit Agreement”) for a $150.0 million facility in the form of a $130.0 million U.S. term loan (the “U.S. Term Loan”) and a $20.0 million Cayman term loan for the benefit of Lindblad’s foreign subsidiaries (the “Cayman Loan,” and together with the U.S. Term Loan, the “Loans”). On July 8, 2015, Lindblad entered into a larger and syndicated amended and restated credit agreement with Credit Suisse (“Amended Credit Agreement”), increasing the facility by $25.0 million, resulting in a $155.0 million U.S. Term Loan (See Note 3 – Long-Term Debt).

Lindblad Mergers

On March 9, 2015 the Company and Capitol Acquisition Corp. II (“Capitol”), a public investment vehicle formed for the purpose of effecting a merger, acquisition or similar business combination, entered into a definitive agreement to merge in a transaction valued at approximately $439 million.

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The merger was approved by shareholders of both the Company and Capitol and closed on July 8, 2015 during the third quarter of 2015 (the “Lindblad Mergers”). As consideration for the Lindblad Mergers, the former Lindblad stockholders received an aggregate of (i) $90.0 million in cash (a portion of which was paid as transaction bonuses) and (ii) 20,017,787 shares of common stock of Capitol. Capitol also assumed outstanding Lindblad stock options and converted such options into options to purchase an aggregate of 3,821,696 shares of common stock of Capitol with an exercise price of $1.76 per share. As a result of the Lindblad Mergers, Lindblad became a direct wholly-owned subsidiary of Capitol. Immediately following the Lindblad Mergers, Capitol changed its name to Lindblad Expeditions Holdings, Inc. The combined Company’s common stock and warrants are listed on The NASDAQ Capital Market.

In connection with the closing of the Lindblad Mergers: (i) an aggregate of $90.0 million was paid from Capitol’s trust account to the former stockholders of Lindblad as a portion of the merger consideration (including a portion of which was paid as transaction bonuses); (ii) an aggregate of $13.6 million was paid from the trust account to various third parties for expenses, including expenses such as deferred underwriting costs, brokerage fees and legal expenses; (iii) an aggregate of $1.1 million was paid from the trust account to repay loans made to Capitol from former and current directors, former officers and founders; and (iv) an aggregate of $3.0 million was paid from the trust account to former stockholders of Capitol as a result of redemptions made on 300,000 shares of common stock at Capitol’s special meeting of stockholders held on July 8, 2015. The balance of the trust account, consisting of an aggregate of approximately $92.3 million, was released from the trust to the Company to be used for general corporate purposes. In addition, an aggregate of $500,000 of convertible debt was converted into 500,000 warrants to purchase shares of common stock with the same terms as the sponsor’s warrants.

Purchase of CFMF and Repayment of Junior Debt and Senior Debt

On March 3, 2009, the Company issued a note payable to Cruise/Ferry Master Fund I, N.V. (“CFMF”) (See Note 3 – Long-Term Debt). On December 11, 2014, Lindblad entered into a Profit Participation Loan Purchase Agreement with DVB Bank America, N.V. (“DVB”), a Profit Participation Rights Purchase Agreement with Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, and a Stock Purchase Agreement with Cruise/Ferry Finance Partners Private Foundation. These three agreements enabled Lindblad to purchase the financial and equity interests in CFMF in order to recapture and extinguish an outstanding warrant to purchase 60% of the outstanding equity of Lindblad on a fully diluted basis. On December 11, 2014, the date of the purchase agreements, an initial payment of $25,000,000 was made to DVB under the Profit Participation Loan Purchase Agreement. The remaining payments of (i) $22,733,000 to DVB, (ii) $48,440,000 to Buss Kreuzfahrtfonds 1 GmbH & Co. KG and Buss Kreuzfahrtfonds 2 GmbH & Co. KG, as increased by $339,100 per month from December 31, 2014 until the close of the transaction, and (iii) $1.00 to Cruise/Ferry Financing Partners Private Foundation were made on May 8, 2015 (“CFMF Closing”). In connection with the CFMF Closing, the 60% warrant was cancelled; the junior debt note receivable was cancelled; and the related junior debt facility offset by the outstanding unamortized balance of the debt discount was cancelled, resulting in a gain on the transfer of assets, and the Company commenced liquidation procedures on CFMF. Utilizing the proceeds from the new Loans, the Company also paid in full its preexisting senior debt facility in the amount of $39.8 million held by DVB.

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Assignment and Assumption Agreement

In connection with the Company’s agreement to purchase CFMF, Mr. Lindblad earned a success fee of $5,000,000 from DVB for the purchase of CFMF (the “DVB Fee”) (DVB was a partner in CFMF and the lender of the Company’s preexisting senior debt facility).

On March 9, 2015, Mr. Lindblad and Lindblad entered into an Assignment and Assumption Agreement pursuant to which Mr. Lindblad (i) assigned and transferred to Lindblad his right to receive a $5,000,000 fee payable to Mr. Lindblad personally by DVB and (ii) exercised his outstanding option to purchase 2,857 shares of Lindblad’s stock for $92,538 in aggregate exercise proceeds. In exchange for the assignment to Lindblad of the fee payable by DVB, all of Mr. Lindblad’s obligations under his loan agreement with the Company (the “Mr. Lindblad Loan Agreement”), which had a balance of principal and accrued interest of $2,830,447 as of March 9, 2015, were deemed satisfied in full, the Mr. Lindblad Loan Agreement and related promissory note were terminated, and Mr. Lindblad’s obligation to pay the aggregate exercise price for the exercise of the option described above was satisfied in full. On May 8, 2015, the Company received the $5,000,000 fee from DVB and the Company compensated Mr. Lindblad $4,956,160, which was paid by settling the $2,830,447 outstanding amount of principal and interest owed and the aggregate exercise proceeds of $92,538 payable in connection with the exercise of the option (above), and also offset by $2,033,175 in required withholding taxes.

The DVB Fee assigned to the Company was recorded on the Company’s condensed consolidated balance sheet as “Due from DVB.” The amount payable to Mr. Lindblad was recorded on the Company’s condensed consolidated balance sheet as “Due to shareholder.”

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements and footnotes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) regarding unaudited interim financial information. In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s Condensed Consolidated Balance Sheets, Income Statements and Cash Flows for the interim periods presented. Operating results for the interim periods presented are not necessarily indicative of the results of operations to be expected for the full year due to seasonal and other factors. Certain information and footnote disclosures normally included in the consolidated financial statements in accordance with U.S. GAAP have been omitted in accordance with the rules and regulations of the SEC. Accordingly, these unaudited interim condensed consolidated financial statements and footnotes should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto for the year ended December 31, 2014 contained in Capitol’s definitive merger proxy statement filed with the SEC on June 24, 2015.

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Principles of Consolidation

The condensed consolidated financial statements of the Company include LEX, its wholly owned subsidiary, LME, as well as the subsidiaries of LME, and Sea Lion and Sea Bird as variable interest entities (“VIEs”). LEX controls the activities which most significantly impact the economic performance of Sea Lion and Sea Bird. LEX determined itself to be the primary beneficiary and accordingly, these entities were determined to be VIEs. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the condensed consolidated financial statements, and also affect the amounts of revenues and expenses reported for each period. Actual results could differ from those which result from using such estimates. Management utilizes various estimates, including but not limited to determining the estimated lives of long-lived assets, determining the fair value of assets acquired and liabilities assumed in business combinations, the fair value of the Company’s common stock and related warrants, the valuation of securities underlying stock based compensation, income tax expense, the valuation of deferred tax assets, the value of contingent consideration and to assess its litigation, other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the condensed consolidated financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.

Earnings per Common Share

Earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options (if such option is an equity instrument)(using the treasury stock method). Basic weighted average shares outstanding included the shares underlying a warrant to purchase 60% of the outstanding common shares. As the shares underlying this warrant can be issued for little consideration (an aggregate exercise price of $10), these shares are deemed to be issued for purposes of basic earnings per share. Effective May 8, 2015, in connection with the Company closing on a transaction to purchase 100% of CFMF, the warrant was cancelled (as discussed in Note 1 – Business).

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings per common share are allocated to the Class A and Class B common shareholders based on the weighted average shares outstanding.

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For the three and six months ended June 30, 2015 and 2014, the Company calculated earnings per share in accordance with ASC 260 as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net income for basic and diluted earnings per share)	$8,835,269	$5,164,398	$15,767,762	$13,559,204

Weighted average shares outstanding:
Shares outstanding, weighted for time outstanding	90,000	102,858	90,000	102,858
Shares issuable under warrant for nominal consideration	64,817	154,287	109,769	154,287
Total weighted average shares outstanding, basic	154,817	257,145	199,769	257,145

Effect of dilutive securities:
Assumed exercise of stock options, treasury method	4,779	-	3,288	-
Dilutive potential common shares	4,779	-	3,288	-
Total weighted average shares outstanding, diluted	159,596	257,145	203,057	257,145

Class A Common Stock
Net income available to Class A Common Stockholders	$8,835,269	$4,906,163	$15,767,762	$12,881,204

Weighted average shares outstanding
Basic	154,817	244,287	199,769	244,287
Diluted	159,596	244,287	203,057	244,287

Earnings per share
Basic	$57.07	$20.08	$78.93	$52.73
Diluted	$55.36	$20.08	$77.65	$52.73

Class B Common Stock
Net income available to Class B Common Stockholders	$-	$258,235	$-	$678,000

Weighted average shares outstanding
Basic	-	12,858	-	12,858
Diluted	-	12,858	-	12,858

Earnings per share
Basic	-	$20.08	-	$52.73
Diluted	-	$20.08	-	$52.73

For the three and six months ended June 30, 2015, the Company excluded 6,747 shares of Class A Common Stock as these shares were subject to the put liability described in Note 2 “Fair Value Measurements.”

As of June 30, 2015, there were 90,000 shares outstanding. Upon completion of the Lindblad Mergers on July 8, 2015, Capitol had 44,717,759 shares of common stock outstanding. Capitol is authorized to issue 200,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. Capitol also assumed the outstanding Lindblad stock options above and converted such options into options to purchase an aggregate of 3,821,696 shares of common stock of Capitol with an exercise price of $1.76 per share. Capitol’s board of directors and stockholders approved a 2015 Long-Term Incentive Plan (the “2015 Plan”), which includes the authority to issue up to 2,500,000 shares of Capitol’s common stock under the 2015 Plan.

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Restricted Cash and Marketable Securities

Included in “Restricted cash and marketable securities” on the accompanying condensed consolidated balance sheets are restricted cash and marketable securities, consisting of six-month certificates of deposit and short-term investments. Restricted cash and marketable securities consist of the following:

	As of
	June 30, 2015	December 31, 2014
	(unaudited)
Restricted cash and marketable securities:
Credit Suisse escrow	$30,000,000	$-
Federal Maritime Commission escrow	11,259,414	2,115,158
Credit negotiation and credit card processor reserves	4,650,000	5,030,000
Other restricted securities	1,530,000	1,150,000
Certificates of deposit	38,864	39,474
Total restricted cash and marketable securities	$47,478,278	$8,334,632

The amounts held in restricted cash and marketable securities represent principally funds required to be held in certificates of deposit by certain vendors and regulatory agencies and are classified as restricted assets since such amounts cannot be used by the Company until the restrictions are removed by those vendors and regulatory agencies. Interest income is recognized when earned.

The Company has classified marketable securities, principally money funds, as trading securities which are recorded at market value. Unrealized gains and losses are included in current operations. Gains and losses on the disposition of securities are recognized by the specific identification method in the period in which they occur.

In order to operate guest tour expedition vessels from U.S. ports, the Company is required to post a performance bond with the Federal Maritime Commission or escrow all unearned guest deposits in restricted accounts. To satisfy this requirement, the Company entered into an agreement with a financial institution to escrow all unearned guest revenues collected for sailings from U.S. ports.

In accordance to the new Credit Agreement entered into with Credit Suisse, the Company was required to segregate $30,000,000 in an escrow account for repayment to the lender should the consummation of the merger not occur within thirty (30) days after the loan closing date. The funds were subsequently released and moved to cash and cash equivalents on July 21, 2015.

A cash reserve totaling $4,650,000 and $5,030,000, at June 30, 2015 and December 31, 2014, respectively, is required for credit card deposits by third-party credit card processors. The above arrangements are included in restricted cash and marketable securities on the accompanying condensed consolidated balance sheets.

Amounts in the escrow accounts include cash, certificates of deposit, and marketable securities. Cost of these short-term investments approximates fair value.

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Inventories and Marine Operating Supplies

Inventories consist primarily of gift shop merchandise and other items for resale and are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

Marine operating supplies consist primarily of fuel, provisions, spare parts, items required for maintenance, and supplies used in the operation of marine expeditions. Marine operating supplies are stated at the lower of cost or market. Cost is determined using the first-in first-out method.

Revenue Recognition

Tour revenue consists of guest ticket revenue, as well as other revenues from the sale of pre- and post-expedition excursions, hotel accommodations, land-based expeditions, air transportation to and from the ships, good and services rendered onboard that are not included in guest ticket prices, trip insurance, and cancellation fees. Revenue from the sale of guest tickets and other revenue are recognized gross, as the Company is the primary obligation in the arrangement, has discretion in supplier selection and is involved in the determination of the service specifications.

The Company’s tour guests remit deposits in advance of tour embarkation. Guest tour deposits consist of guest ticket revenue as well as revenues from the sale of pre- and post-expedition excursions, hotel accommodations, land-based expeditions, air transportation to and from the ships and trip insurance. Guest tour deposits represent unearned revenues and are initially included in unearned passenger revenue when received. Guest deposits are subsequently recognized as tour revenues on the date of embarkation. Tour expeditions average ten days in duration. For tours in excess of ten days, the Company recognizes revenue based upon expeditions days earned. Guest cancellation fees are recognized as tour revenues at the time of the cancellation. Revenues from the sale of additional good and services rendered onboard are recognized upon purchase.

Concentration of Credit Risk

The Company maintains cash in several financial institutions in the United States and other countries which, at times, may exceed the federally insured limits. Accounts held in the United States are guaranteed by the Federal Deposit Insurance Corporation up to certain limits. The Company has not experienced any losses in such accounts. As of June 30, 2015 and December 31, 2014, the Company’s cash held in financial institutions outside the United States amounted to $3,156,046 and $2,504,064, respectively.

Investment in CFMF and Additional Paid-In Capital

The Company uses the equity method of accounting for business investments when it has active involvement, but not control, in the venture. The Company had accounted for its minority interest in CFMF using the equity method, and at each reporting period recognized its proportionate share of CFMF’s earnings in the condensed consolidated income statement. In June 2015, the Company changed its accounting treatment for the investment in CFMF to the cost method and derecognized any earnings previously reported in the current year and adjusted the treatment of the CFMF transaction.

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The investment in CFMF was liquidated subsequent to the purchase on May 8, 2015. The CFMF assets acquired were the junior mortgage note receivable and warrant and both were canceled and resulted in the removal of the junior mortgage note receivable, which had a relative fair value of $8.5 million, and related junior debt, which had a fair value of $16.0 million (a face value of $20.0 million less the debt discount of $4.0 million), resulting in a $7.5 million gain on the transfer of assets and a $83.7 million adjustment to additional paid-in capital for the cancellation of the warrant.

Fair Value Measurements

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses, approximate fair value due to the short-term nature of these instruments.

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the liabilities that are measured at fair value on a recurring basis.

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
June 30, 2015
Obligation for the repurchase of Class A common shares subject to put	$4,965,792	$-	$-	$4,965,792
December 31, 2014
Obligation for the repurchase of Class A common shares subject to put	$4,965,792	$-	$-	$4,965,792

The Company and certain of its stockholders who acquired shares through the exercise of stock options, entered into agreements providing for the redemption of outstanding shares at any time by the holder. Accordingly, these shares are subject to repurchase under the terms of these agreements. As of June 30, 2015 and December 31, 2014, there were 6,747 shares outstanding subject to such redemption.

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There was no change in the fair value of the obligation for the repurchase of Class A common shares subject to put during the six months ended June 30, 2015.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of fair value. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer determined its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer with support from the Company’s consultants and which are approved by the Chief Financial Officer.

Level 3 financial liabilities consist of obligations for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

A significant decrease in the expected book value of the Company would result in a significantly lower fair value measurement for the obligation for repurchased shares put back to the Company. A significant decrease in the trend of profitable performance for the tours conducted on the Islander vessel would result in a significantly lower fair value measurement for the contingent purchase price obligation. Changes in the values of the obligation for repurchased shares and the contingent purchase price obligation are recorded in other income (expense) in the statement of operations.

During the six months ended June 30, 2015, there were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

The fair value of the Company’s common stock was determined by the Company and was derived from a valuation prepared by the Company’s Chief Financial Officer using a weighted analysis of peer multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and discounted cash flows.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The measurement of net deferred tax assets is reduced by the amount of any tax benefit that, based on available evidence, is not expected to be realized, and a corresponding valuation allowance is established. The determination of the required valuation allowance against net deferred tax assets was made without taking into account the deferred tax liabilities created from the book and tax differences on indefinite-lived assets.

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The Company accounts for income taxes using the asset and liability method, under which it recognizes deferred income taxes for the tax consequences attributable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as well as for tax loss carryforwards and tax credit carryforwards. The Company measures deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The Company recognizes the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. The Company provides a valuation allowance against deferred tax assets if, based upon the weight of available evidence, the Company does not believe it is “more-likely-than-not” that some or all of the deferred tax assets will be realized. The Company will continue to evaluate the deferred tax asset valuation allowance balances in all of our foreign and U.S. companies to determine the appropriate level of valuation allowances.

The Company is subject to income taxes in both the U.S. and the non-U.S. jurisdictions in which it operates. The Company regularly assesses the potential outcome of current and future examinations in each of the taxing jurisdictions when determining the adequacy of the provision for income taxes. The Company has only recorded financial statement benefits for tax positions which it believes reflect the “more-likely-than-not” criteria of the Financial Accounting Standards Board’s (“FASB”) authoritative guidance on accounting for uncertainty in income taxes, and it has established income tax reserves in accordance with this guidance where necessary. Once a financial statement benefit for a tax position is recorded or a tax reserve is established, the Company adjusts it only when there is more information available or when an event occurs necessitating a change. While the Company believes that the amount of the recorded financial statement benefits and tax reserves reflect the more-likely-than-not criteria, it is possible that the ultimate outcome of current or future examinations may result in a reduction to the tax benefits previously recorded on its condensed consolidated financial statements or may exceed the current income tax reserves in amounts that could be material. As of June 30, 2015 and December 31, 2014, the Company had a liability for unrecognized tax benefits of $461,375 and $447,145, respectively, which was included in other long-term liabilities on the Company’s condensed consolidated balance sheets. The guidance also discusses the classification of related interest and penalties on income taxes. The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. During the three months ended June 30, 2015 and 2014, included in income tax expense was $10,462 and $10,462, respectively, representing interest and penalties on uncertain tax positions. During the six months ended June 30, 2015 and 2014, included in income tax expense was $20,924 and $20,924, respectively, representing interest and penalties on uncertain tax positions.

The Company is subject to tax audits in all jurisdictions for which it files tax returns. Tax audits by their very nature are often complex and can require several years to complete. Currently, there is a U.S. federal tax audit pending for 2013, and no state or foreign jurisdiction tax audits pending. The Company’s corporate U.S. federal and state tax returns from 2009 to 2013 remain subject to examination by tax authorities and the Company’s foreign tax returns from 2009 to 2013 remain subject to examination by tax authorities.

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Management’s Evaluation of Subsequent Events

Management evaluated events that have occurred after the balance sheet date through the date the financial statements are issued. Based upon the evaluation, other than as described in Note 1 – Business, Note 3 – Long-Term Debt, and Note 7 – Pro Forma Financial Information, management did not identify any recognized or nonrecognized subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Recent Accounting Pronouncements

In April 2015, FASB issued Accounting Standards Update (“ASU”) No. 2015-03, “Interest–Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs” (Subtopic 835-30). This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. For public business entities, the amendments in this ASU are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The Company adopted this ASU in the second quarter of 2015 and its adoption did not have a material impact to the Company’s condensed consolidated financial statements.

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606), which supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. This ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. The amendments in the ASU must be applied using one of two retrospective methods and are effective for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted. The Company will evaluate the effects, if any, that adoption of this ASU will have on its condensed consolidated financial statements.

In February 2015, FASB issued ASU No. 2015-02, “Amendments to the Consolidation Analysis, Consolidation” (Topic 810). This ASU provides modifications to the evaluation of variable interest entities that may impact consolidation of reporting entities. It is effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. The Company currently consolidates variable interest entities and may create or acquire variable interest entities for future endeavors. The Company is still evaluating the possible impact this ASU may have on the financial presentation of the Company’s condensed consolidated financial statements.

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NOTE 3 — LONG-TERM DEBT

New Credit Facility

On May 8, 2015, Lindblad entered into a Credit Agreement with Credit Suisse as Administrative Agent and Collateral Agent for a $150.0 million facility in the form of a $130.0 million U.S. Term Loan and a $20.0 million Cayman Loan for the benefit of Lindblad’s foreign subsidiaries. The gross proceeds from the Loans, net of discounts, fees and expenses, were $139.5 million. The Loans bear interest at a rate based on an adjusted ICE Benchmark administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 5.50%. The Credit Agreement (i) requires Lindblad to satisfy certain financial covenants as set forth in the Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur; (iii) limits the amount Lindblad may spend in connection with certain types of investments; (iv) requires the delivery of certain periodic financial statements and an operating budget, and (v) requires the mortgaged vessels to be maintained in good working condition. The U.S. Term Loan and the Cayman Loan both mature on May 8, 2021. The net proceeds from the term loan advances were used to repay Lindblad’s existing debt, fund a portion of the purchase consideration paid in connection with Lindblad’s purchase of the financial and equity interests owned by CFMF and for general corporate purposes.

On July 8, 2015, Lindblad entered into an amended and restated credit agreement with Credit Suisse as Administrative Agent and Collateral Agent increasing by $25.0 million the U.S. Term Loan to a $155.0 million facility (total facility of $175.0 million). The gross proceeds net of discounts, fees and expenses from the larger Amended Credit Agreement were $24.7 million, which will be used for general corporate purposes. The Loans bear interest at a rate based on an adjusted ICE Benchmark administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 4.50%. The Credit Agreement (i) requires Lindblad to satisfy certain financial covenants as set forth in the Amended Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. The U.S. Term Loan matures on May 8, 2021. In accordance to the new Credit Agreement entered into with Credit Suisse, the Company was required to segregate $30.0 million in an escrow account for repayment to the lender should the consummation of the merger not occur within thirty (30) days after the loan closing date.

Senior Credit Facility

On October 16, 2007, the Company entered into a senior secured term loan (the “Original Senior Credit Facility”) with DVB for up to the maximum of the lesser of $35,000,000 or an amount equal to 60% of the fair market value of the Company’s vessels. On July 19, 2012 and April 12, 2103, the Company amended and restated the Original Senior Credit Facility (“Senior Credit Facility”).

On May 8, 2015, using the proceeds from the Loans (as discussed in Note 1 – Business), the Company paid off the Senior Credit Facility in full. The outstanding principal and accrued interest balance on the Senior Credit Facility was $39,778,117 and $212,103, respectively.

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Junior Credit Facility

On October 16, 2007, the Company entered into a junior secured term loan (the “Original Junior Credit Facility”) with DVB for up to the maximum of the lesser of $11,000,000 or an amount equal to 76% of the fair market value of the Company’s vessels. On March 9, 2009, the Company entered into an amendment to its Original Junior Credit Facility (the “Amended Junior Credit Facility”). The amendment (a) named DVB as agent for new lenders — Cruise Ferry Master Fund I N.V., (b) increased the facility to a term loan of $15,000,000 and a revolving loan of $10,000,000, and (c) extended the maturity of the junior facility to January 18, 2014. In consideration for this amendment and certain other accommodations under the terms of the Original Junior Credit Facility, the Company issued a warrant for the purchase of 60% of the fully diluted shares of the Company to CFMF. On January 19, 2010 and on July 19, 2012, the Company amended its Amended Junior Credit Facility.

On May 8, 2015, using the proceeds from the Loans (as discussed in Note 1 – Business), the Company paid off the Amended Junior Credit Facility in full. The outstanding principal balance and accrued interest on the Junior Credit Facility was $20,000,000 and $1,222,222.

For the three months ended June 30, 2015 and 2014, total debt discount and deferred financing costs charged to amortization and interest expense was $1,965,359 and $269,048, respectively. For the six months ended June 30, 2015 and 2014, total debt discount and deferred financing costs charged to amortization and interest expense was $2,208,948 and $543,303, respectively.

Long-Term Debt Outstanding

As of June 30, 2015 and December 31, 2014, the following long-term debt instruments were outstanding:

	As of
	June 30, 2015			December 31, 2014
	(unaudited)
	Principal	Discount and Deferred Financing Costs	Balance, net of discount	Principal	Discount	Balance, net of discount
Credit Facility	$150,000,000	$10,228,493	$139,771,507	$-	$-	$-
Senior Credit Facility	-	-	-	41,003,232	-	41,003,232
Junior Credit Facility	-	-	-	20,000,000	4,313,594	15,686,406
Total long-term debt	150,000,000	10,228,493	139,771,507	61,003,232	4,313,594	56,689,638
Less current portion	1,500,000	-	1,500,000	4,934,030	-	4,934,030
Total long-term debt, non-current	$148,500,000	$10,228,493	$138,271,507	$56,069,202	$4,313,594	$51,755,608

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Future minimum principal payments of long-term debt as of June 30, 2015 are as follows:

Year	Amount
2015	$750,000
2016	1,500,000
2017	1,500,000
2018	1,500,000
2019	1,500,000
2020	1,500,000
2021	141,750,000
$150,000,000

NOTE 4 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company leases office space and equipment under long-term leases, which are classified as operating leases.

Rent expense was approximately $221,603 and $458,379 for the three and six months ended June 30, 2015, respectively, and $208,467 and $415,072 for the three and six months ended June 30, 2014, respectively. These amounts are recorded within general and administrative expenses on the accompanying condensed consolidated income statements.

Royalty Agreement — National Geographic

The Company is engaged in an alliance and license agreement with National Geographic Society, which allows the Company to use the National Geographic name and logo. In return for these rights, the Company is charged a royalty fee. The royalty fee is booked as a selling and administrative expense within the financial statements. The amount is calculated based upon a percentage of ticket revenue less travel agent commission, including the revenue received from cancellation fees and any revenue received from the sale of voyage extensions. A voyage extension occurs when a guest extends their trip with pre- or post-voyage hotel nights and is included within other revenue. The royalty expense is recognized at the time of revenue recognition. Royalty expense for the three and six months ended June 30, 2015 was $1,147,765 and $2,386,639, respectively, and for the three and six months ended June 30, 2014 was $1,132,690 and $2,122,718, respectively.

The balances outstanding to National Geographic as of June 30, 2015 and December 31, 2014, are $1,179,015 and $999,064, respectively, and are included in accounts payable and accrued expenses on the accompanying condensed consolidated balance sheets.

In March 2015, the Company and National Geographic extended their alliance and license agreement until the year 2025. No additional consideration was given by the Company for the agreement to extend the agreement. Payment of royalties earned during the extension period will be valued and recorded in the Company’s condensed consolidated financial statements in a manner consistent with the foregoing disclosure.

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Charter Commitments

From time to time, the Company enters into agreements to charter vessels onto which it holds its tours and expeditions. Future minimum payments on its charter agreements are as follows:

For the years ended December 31,	Amount
2015 (Six Months)	$2,020,986
2016	4,303,633
2017	202,140
Total	$6,526,759

Legal Proceedings

The Company is involved in various claims, legal actions and regulatory proceedings arising from time to time in the ordinary course of business.

NOTE 5 — EMPLOYEE BENEFIT PLAN

The Company has a 401(k) profit sharing plan and trust for its employees. The Company matches 25% of employee contributions up to annual maximum of $1,800 and $1,500 for 2015 and 2014, respectively. For the three months ended June 30, 2015 and 2014, the Company’s benefit plan contribution amounted to $47,741 and $40,500, respectively. For the six months ended June 30, 2015 and 2014, the Company’s benefit plan contribution amounted to $113,640 and $98,944, respectively. The benefit plan contribution is recorded within general and administrative expenses on the accompanying condensed consolidated income statements.

NOTE 6 — STOCK BASED COMPENSATION

Stock Options

The fair value of stock options is amortized on a straight line basis over the requisite service periods of the respective awards. Stock based compensation expense related to stock options was $1,213,722 and $0 for the three months ended June 30, 2015 and 2014, respectively. Stock based compensation expense related to stock options was $2,427,447 and $0 for the six months ended June 30, 2015 and 2014, respectively. Stock compensation expense is included in selling, general and administrative expenses on the accompanying condensed consolidated income statements. As of June 30, 2015, the unamortized value of options was $11,863,157, and is expected to be expensed over a period of 2.4 years.

On March 9, 2015, Mr. Lindblad exercised his stock option and received 2,857 shares of the Company’s common stock. These shares are subject to be put back to the Company at the option of Mr. Lindblad and are included in “obligation to repurchased Class A common shares” on the Company’s condensed consolidated balance sheets.

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The following table is a summary of activity under the Company’s 2012 Incentive Stock Plan:

		Weighted	Weighted	Weighted
		Average	Average	Average	Aggregate
		Exercise	Grant Date	Contractual	Intrinsic
	Shares	Price	Fair Value	Life (Years)	Value
Options outstanding at January 1, 2015	16,337	$417	$1,054	9.7	$16,315,198
Granted	-	-	-
Exercised	(2,857)	32	926
Forfeited	-	-	-
Options outstanding at June 30, 2015	13,480	498	1,080	9.3	33,643,678

Exercisable at January 1, 2015	2,857	32	926	8.0	3,950,802
Vested	-	-	-
Exercised	(2,857)	32	926
Forfeited	-	-	-
Exercisable at June 30, 2015	-	-	-

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Lindblad’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis addresses material changes in the financial condition and results of operations of Linblad Expeditions, Inc. and Subsidiaries for the periods presented. This discussion and analysis should be read in conjunction with Capitol’s unaudited condensed consolidated financial statements and related notes included in this Form 10-Q, as well as Lindblad’s audited consolidated financial statements and related notes, and management’s discussion and analysis of Lindblad’s financial condition and results and operations included in Capitol’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 included in Capitol’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on June 24, 2015.

Overview

The key components of our business strategy are to deliver exceptional guest experiences, maximize occupancy levels, continually optimize pricing methodologies, effectively manage itinerary offerings to meet guest demand, maximize and grow net yields, elevate brand awareness and loyalty, and expand the business in a safe, prudent and disciplined manner.

In the three months ended June 30, 2015, Lindblad generated revenues of $49.5 million compared to revenues of $50.8 million for the three months ended June 30, 2014, which represents a decrease of $1.3 million, or 2.6%. The change was primarily the result of a decrease in guest ticket revenue from $44.0 million for the three months ended June 30, 2014 to $43.2 million for the three months ended June 30, 2015, brought about by an increase in discounts related to cabin revenue received for Indian Ocean-based voyages. Net income was $8.8 million and $5.2 million for the three months ended June 30, 2015 and 2014, respectively. The increase in net income was primarily the result of income from the fee received from DVB Bank America, N.V. (“DVB”) for the completion of the Lindblad Mergers and the gain on the sale of Cruise/Ferry Master Fund I, N.V. (“CFMF”) (see Note 1 – Business). For the three months ended June 30, 2015 Adjusted EBITDA amounted to $12.0 million compared to $11.0 million for the three months ended June 30, 2014.

In the six months ended June 30, 2015, Lindblad generated revenues of $105.0 million, which represented an increase of 2.7% from revenues of $102.2 million for the six months ended June 30, 2014. The increase in revenue was primarily the result of an increase in tour prices and increased revenue from additional chartered tours compared to the six months ended June 30, 2014. In addition, a strong demand for pre- and post-extensions and increased air ticket sales also increased revenue. Net income was $15.8 million and $13.6 million for the six months ended June 30, 2015 and 2014, respectively. The increase in net income was primarily the result of income from fee received from DVB for the completion of the Lindblad Mergers and the gain on the sale of CFMF (see Note 1 – Business). For the six months ended June 30, 2015 Adjusted EBITDA amounted to $26.3 million compared to $25.1 million for the six months ended June 30, 2014.

Lindblad continues to focus on its core objectives of maximizing occupancy and optimizing pricing to drive strong net yield levels across the Company. In 2014, Lindblad began the process of redeploying the National Geographic Orion, which came under Lindblad management in 2013. This included adding departures from the Antarctic Peninsula and extensive travel across the Pacific Ocean as well as marketing the vessel’s 2014 offerings in the United States, Lindblad’s core marketing region where the Company commands strong pricing. In 2016, Lindblad will further reposition the National Geographic Orion when the ship will be redeployed from serving the Western Australian geographies to voyages in Europe for the northern hemisphere summer. Lindblad deploys chartered vessels for various seasonal offerings and continually seeks to optimize its charter fleet to balance its inventory with demand and maximize yields. The Company uses its charter inventory as a mechanism to both increase travel options of its existing and prospective guests and also to test demand for certain areas and seasons to understand the potential for longer term deployments and additional vessel needs.

Lindblad has evaluated a range of strategies for expansion of guest capacity. The Company considers closely the expected return on invested capital and the range of possibilities, such as new build programs, adding selected charters, and the acquisition of existing ships or small operators, such as the acquisition of the National Geographic Orion. As a result of the merger with Capitol, the Company plans to order two new coastal vessels for delivery targeted in 2017 and 2018. These vessels are expected to have capacity of approximately 100 guests each and management considers this investment to be an important step to meet increasing demand for Lindblad’s offerings. The newbuild process will expose the Company to certain risks typically associated with new ship construction, which the Company is prepared to manage through detailed planning and close monitoring by its internal marine team. The purchase of the ships will be funded through a combination of cash raised in the Lindblad Mergers, funds from the Company’s Amended Credit Agreement and excess cash flow generated by the Company’s existing operations.

Due to the specific geographies in which Lindblad operates and the cost of providing access to fuel in its remote destinations, the Company has historically not experienced significant fluctuations in fuel costs with changes in world fuel commodity prices. The continued downward pressure is now becoming evident on fuel prices in all areas of the world in which Lindblad operates. Fuel costs represented 3.4% and 4.5% of tour revenue for the three months and six months ended June 30, 2015, respectively, and 5.4% and 6.2% of tour revenue for the three and six months ended June 30, 2014, respectively. Lindblad has not hedged its fuel purchases historically.

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Lindblad maintains its fleet in accordance with applicable regulations, international conventions and insurance requirements. This includes regularly scheduled, periodic inspections, dry docking, and overhaul. In addition, renovations and replacements of various vessel elements are part of the ongoing process of maintaining the vessels to a high standard. Following the acquisition of the National Geographic Orion, the vessel underwent an extensive dry dock process during which Lindblad added its own specific modifications in order for the ship to meet its operational requirements. Although the age of the Company’s owned vessels varies, to date, the age itself has not been a material factor in the annual maintenance expense incurred by Lindblad. On a year-to-year basis, increases in maintenance expense for the current owned fleet are anticipated to grow in line with inflation.

Similar to others in the industry, Lindblad has historically operated with a meaningful working capital deficit. This deficit is mainly attributable to the fact that, under Lindblad’s business model, a vast majority of guest ticket receipts are collected in advance of the applicable sailing date. These advance passenger receipts remain a current liability until the sailing date and the cash generated from them is used interchangeably with cash on hand from other cash from operations. As a result of the Amended Credit Agreement, Lindblad had net working capital of $15.4 million as of June 30, 2015 as compared to a working capital deficit of $59.7 million as of December 31, 2014.

The discussion and analysis of Lindblad’s financial condition and results of operations has been organized to present the following:

●	a review of Lindblad’s financial presentation, including the descriptions of certain line items and key operational and financial metrics;

●	a discussion of Lindblad’s results of operations for the three and six months ended June 30, 2015 compared to the same periods in 2014; and

●	a discussion of liquidity and capital resources, including future capital and potential funding sources.

Financial Presentation

Description of Certain Line Items

Tour revenue

Tour revenue consists of the following:

●	Guest ticket revenue recognized from the sale of guest tickets; and

●	Other revenues from the sale of pre- or post-expedition excursions, hotel accommodations, and land-based expeditions; air transportation to and from the ships, goods and services rendered onboard that are not included in guest ticket prices, trip insurance, and cancellation fees.

Cost of tours

Cost of tours includes the following:

●	Direct costs associated with revenues, including cost of pre- or post-expedition excursions, hotel accommodations, and land-based expeditions, air and other transportation expenses, and cost of goods and services rendered onboard;

●	Payroll costs and related expenses for shipboard personnel;

●	Food costs for guests and crew, including complimentary food and beverage amenities for guests;

●	Fuel costs and related costs of delivery, storage and safe disposal of waste; and

●	Other expenses, such as land costs, port costs, repairs and maintenance, equipment expense, dry dock, ship insurance, and charter hire costs.

Selling and marketing

Selling and marketing expenses include commissions and a broad range of advertising and promotional expenses.

General and administrative

General and administrative expenses include the cost of shoreside vessel support, reservations and other administrative functions, including salaries and related benefits, credit card commissions, professional fees and rent.

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Key Operational and Financial Metrics

Lindblad uses a variety of operational and financial metrics, which are defined below, to evaluate its performance and financial condition. Lindblad uses certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, Net Yields and Net Cruise Costs, to enable the Company to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise industry to measure performance. Lindblad believes these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of the Company’s financial condition and results of operations together with the consolidated financial statements of Lindblad and the related notes thereto also included within.

EBITDA is net income (loss) excluding depreciation and amortization, net interest expense and income tax benefit (expense).

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), and income tax benefit (expense), and other supplemental adjustments. Lindblad believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. Lindblad believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as unearned passenger revenue, capital expenditures and related depreciation, principal and interest payments, and tax payments. Lindblad’s use of Adjusted EBITDA may not be comparable to other companies within the industry. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are reviewed separately by management.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. Lindblad also records the number of guest nights available on its limited land programs in this definition. Lindblad uses this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause revenue and expense to vary.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expense and general and administrative expense.

Gross Yield represents tour revenue divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenue and other revenue.

Net Cruise Cost excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Revenue represents tour revenue less commissions and direct costs of other revenue.

Net Yield represents Net Revenue divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with the Company in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Foreign Currency Translation

Lindblad translates the assets and liabilities of its foreign operations that have functional currencies other than the U.S. dollar at exchange rates in effect at the balance sheet date. Revenues and expenses of these foreign operations are translated at weighted-average exchange rates for the period. Where the U.S. dollar is the functional currency, remeasurement adjustments and gains or losses resulting from foreign currency transactions are recorded as foreign exchange gains or losses in the condensed consolidated income statements.

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Lindblad became subject to foreign currency translation in connection with its acquisition of Fillmore Pearl Holdings Ltd., which operates partially in Australia and whose functional currency is the U.S. dollar.

Results of Operations for the Three and Six Months Ended June 30, 2015 and 2014

Lindblad reported tour revenue, cost of tours, operating expenses, operating income and net income for the three and six months ended June 30, 2015 and 2014 are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Tour revenue	$49,531,025	$50,790,991	$104,951,551	$102,165,680
Cost of tours	21,485,767	24,100,955	45,886,988	46,077,828
Operating expenses	25,641,123	18,577,615	48,680,902	36,836,940
Operating income	2,404,135	8,112,421	10,383,661	19,250,912
Net income	8,835,269	5,164,398	15,767,762	13,559,204
Earnings per share – Class A
Basic	$57.07	$20.08	$78.93	$52.73
Diluted	55.36	20.08	77.65	52.73
Earnings per share – Class B
Basic	$-	$20.08	$-	$52.73
Diluted	-	20.08	-	52.73

The following table sets forth the Company’s operating data as a percentage of total revenue:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Tour revenues	100.0%	100.0%	100.0%	100.0%

Cost of tours	43.4%	47.5%	43.7%	45.1%
Gross profit	56.6%	52.5%	56.3%	54.9%

Operating expenses:
General and administrative	29.4%	15.7%	24.5%	14.9%
Selling and marketing	16.5%	15.2%	16.5%	15.5%
Depreciation and amortization	5.8%	5.6%	5.4%	5.6%
Total operating expenses	51.7%	36.5%	46.4%	36.0%

Operating income	4.9%	16.0%	9.9%	18.9%

Other income (expense):
Change in fair value of obligation to repurchase shares of Class A common stock	0.0%	1.7%	0.0%	(0.6%)
Gain (loss) on foreign currency	(0.2%)	0.3%	(0.2%)	(0.2%)
Gain on transfer of assets	15.2%	0.0%	7.2%	0.0%
Other income (expense), net	10.1%	0.0%	4.8%	0.0%
(Loss) on investment in CFMF	(0.5%)	0.0%	0.0%	0.0%
Interest expense, net	(7.9%)	(2.6%)	(4.9%)	(2.6%)
Total other income (expense)	16.7%	(0.6%)	6.9%	(3.4%)

Income before income taxes	21.6%	15.4%	16.8%	15.5%

Income tax expense	3.8%	5.2%	1.8%	2.2%

Net income	17.8%	10.2%	15.0%	13.3%

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The following table sets forth Lindblad’s Available Guest Nights, Guest Nights Sold, Occupancy, Maximum Guests and Number of Guests for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Available Guest Nights	44,193	42,538	91,164	89,760
Guest Nights Sold	40,597	40,751	83,807	85,402
Occupancy	91.9%	95.8%	91.9%	95.1%
Maximum Guests	5,171	5,014	10,610	10,268
Number of Guests	4,818	4,829	9,806	9,804

The following table shows the calculations of Gross Yield and Net Yield for the three and six months ended June 30, 2015 and 2014. Gross Yield is calculated by dividing tour revenue by Available Guest Nights, and Net Yield is calculated by dividing Net Revenue by Available Guest Nights.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Guest ticket revenue	$43,153,749	$43,970,745	$90,953,547	$89,504,670
Other revenue	6,377,276	6,820,246	13,998,004	12,661,010
Tour Revenue	49,531,025	50,790,991	104,951,551	102,165,680
Less: Commissions	(3,436,535)	(3,379,574)	(7,123,099)	(6,692,010)
Less: Other expense	(3,532,318)	(4,003,552)	(8,112,295)	(7,219,797)
Net Revenue	$42,562,172	$43,407,865	$89,716,157	$88,253,873
Available Guest Nights	44,193	42,538	91,164	89,760
Gross Yield	$1,120.79	$1,194.01	$1,151.24	$1,138.21
Net Yield	$963.10	$1,020.45	$984.12	$983.22

The following table shows the calculations of Gross Cruise Cost per Available Guest Night and Net Cruise Costs per Available Guest Night for the three and six months ended June 30, 2015 and 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of tours	$21,485,767	$24,100,955	$45,886,988	$46,077,828
Plus: Selling and marketing	8,189,162	7,730,227	17,351,646	15,846,423
Plus: General and administrative	14,556,935	7,973,652	25,682,431	15,242,723
Gross Cruise Cost	$44,231,864	$39,804,834	$88,921,065	$77,166,974
Less: Commission expense	(3,436,535)	(3,379,574)	(7,123,099)	(6,692,010)
Less: Other expenses	(3,532,318)	(4,003,552)	(8,112,295)	(7,219,797)
Net Cruise Cost	$37,263,011	$32,421,708	$73,685,671	$63,255,167
Less: Fuel expense	(1,677,789)	(2,740,215)	(4,724,586)	(6,361,522)
Net Cruise Cost Excluding Fuel	$35,585,222	$29,681,493	$68,961,085	$56,893,645
Non-GAAP Adjustments
Stock based compensation	(1,213,722)	-	(2,427,447)	-
Non-recurring merger related expenses	(5,536,354)	-	(7,804,602)	-
Non-recurring acquisition related expenses	-	-	-	(112,000)
Adjusted Net Cruise Cost Excluding Fuel	$28,835,146	$29,681,493	$58,729,036	$56,781,645
Available Guest Nights	44,193	42,538	91,164	89,760
Gross Cruise Cost per Available Guest Night	$1,000.88	$935.75	$975.40	$859.70
Net Cruise Cost per Available Guest Night	$843.19	$762.18	$808.28	$704.71
Net Cruise Cost Excluding Fuel per Available Guest Night	$805.22	$697.76	$756.45	$633.84
Adjusted Net Cruise Cost per Available Guest Night	$690.45	$762.18	$696.04	$703.47
Adjusted Net Cruise Cost Excl. Fuel per Available Guest Night	$652.48	$697.76	$644.21	$632.59

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The following outlines the calculation of EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$8,835,269	$5,164,398	$15,767,762	$13,559,204
Income tax expense	1,893,259	2,646,957	1,869,831	2,242,492
Interest expense, net	3,888,204	1,337,238	5,077,627	2,657,499
Depreciation and amortization expense	2,895,026	2,873,736	5,646,825	5,747,794
EBITDA	17,511,758	12,022,329	28,362,045	24,206,989
Change in fair value of obligation to repurchase shares of Class A common stock	-	(857,565)	-	572,431
Gain (loss) on foreign currency translation	78,329	(178,607)	194,367	219,286
Stock based compensation	1,213,722	-	2,427,447	-
Gain on transfer of assets	(7,525,926)	-	(7,525,926)	-
Other non-cash income	(4,765,000)	-	(5,000,000)	-
Non-recurring merger related expenses	5,536,354	-	7,804,602	-
Non-recurring acquisition related expenses	-	-	-	112,000
Adjusted EBITDA	$12,049,237	$10,986,157	$26,262,535	$25,110,706

Comparison of Three and Six Months Ended June 30, 2015 to Three and Six Months Ended June 30, 2014

Tour Revenues

In the three months ended June 30, 2015, Lindblad generated revenues of $49.5 million compared to revenues of $50.8 million for the three months ended June 30, 2014, which represents a decrease of $1.3 million, or 2.6%. The change was primarily the result of a decrease in guest ticket revenue from $44.0 million for the three months ended June 30, 2014 to $43.2 million for the three months ended June 30, 2015, brought about by an increase in discounts related to cabin revenue received for Indian Ocean-based voyages. Net Yield for the three months ended June 30, 2015 decreased 5.6% to $963.10 compared to $1,020.45 for the three months ended June 30, 2014.

Tour revenues for the six months ended June 30, 2015 increased $2.8 million, or 2.7%, to $105.0 million from $102.2 million for the six months ended June 30, 2014. This increase was due to the increase in guest ticket revenue from additional chartered voyages and an increase in tour prices. In addition, other revenue increased by $1.3 million to $14.0 million for the six months ended June 30, 2015, compared to $12.7 million for the six months ended June 30, 2014. This increase was primarily driven by strong demand for pre- and post-voyage extensions as well as increased revenue from air ticket sales. Net Yield for the six months ended June 30, 2015 increased 0.1% to $984.12 compared to $983.22 for the six months ended June 30, 2014.

Cost of Tours

Total cost of tours decreased $2.6 million, or 10.8%, to $21.5 million for the three months ended June 30, 2015 from $24.1 million for the three months ended June 30, 2014. This decrease was primarily the result of a decrease in the cost of fuel in the second quarter of 2015 compared to 2014 and a decrease in dry dock costs and maintenance costs for the owned fleet. Adjusted Net Cruise Cost per Available Guest Night decreased 9.4% to $690.45 for the three months ended June 30, 2015 compared to $762.18 for the three months ended June 30, 2014.

Total cost of tours decreased $0.2 million, or 0.4%, to $45.9 million from $46.1 million for the six months ended June 30, 2014. This was primarily the result of a decrease in fuel costs, maintenance expenditures for the owned fleet, partially offset by an increase in charter hire for additional voyages, increase land costs and air expense. Adjusted Net Cruise Cost per Available Guest Night decreased 1.1% to $696.04 for the six months ended June 30, 2015 compared to $703.47 for the six months ended June 30, 2014.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2015 amounted to $14.6 million compared to $8.0 million for the three months ended June 30, 2014. This increase was primarily due to the $5.0 million in success fee compensation expense, $1.2 million in stock options incentive compensation expense and $0.5 million of one-time professional fees associated with the merger transaction between Lindblad and Capitol.

General and administrative expenses for the six months ended June 30, 2015 amounted to $25.7 million compared to $15.2 million for the six months ended June 30, 2014. This increase was primarily due to the $5.0 million in success fee compensation expense, $2.8 million of one-time professional fees associated with the merger transaction between Lindblad and Capitol, and $2.4 million in stock options incentive compensation expense recorded in the first half of 2015.

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Selling and Marketing Expenses

Selling and marketing expenses for the three months ended June 30, 2015 increased $0.5 million, or 6.5%, to $8.2 million from $7.7 million for the three months ended June 30, 2014. This increase was due to higher expense related to increased advertising, collateral printing and postage to ensure high yields for the remainder of 2015. These particular costs increased $0.4 million to $1.8 million for the three months ended June 30, 2015 compared to $1.4 million for the three months ended June 30, 2014.

Selling and marketing expenses for the six months ended June 30, 2015 increased $1.5 million, or 9.4%, to $17.4 million from $15.9 million for the six months ended June 30, 2014. This increase was due to higher expense related to increased advertising, collateral printing and postage to ensure high yields for the remainder of 2015. These costs increased $0.8 million to $4.3 million for the six months ended June 30, 2015 compared to $3.5 million for the six months ended June 30, 2015. Also contributing to the increase were higher commissions, which increased $0.4 million to $7.1 million for the six months ended June 30, 2015 compared to $6.7 million for the six months ended June 30, 2014.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the three months ended both June 30, 2015 and 2014 was $2.9 million.

Depreciation and amortization expenses for the six months ended June 30, 2015 decreased $0.1 million to $5.6 million from $5.7 million for the six months ended June 30, 2014.

Other (Expense) Income

Other income was $8.3 million for the three months ended June 30, 2015 compared to $0.3 million in expense for the three months ended June 30, 2014, which represents an $8.6 million increase. This change was primarily due to the following factors.

●

Interest expense, net, increased $2.6 million to $3.9 million for the three months ended June 30, 2015 from $1.3 million for the three months ended June 30, 2014. The increase was primarily the result of accelerated amortization of deferred finance costs of $1.9 million related to the repayment of our senior debt in May 2015, as well as higher debt levels in 2015.

●

Additional income of $12.5 million in the three months ended June 30, 2015 related to the $5.0 million success fee income in connection with the new debt financing in May 2015 and a $7.5 million gain on the disposal of assets related to the junior debt in the CFMF transaction.

●	For the three months ended June 30, 2015 and 2014, Lindblad recorded $0.1 million in foreign currency translation losses and $0.2 million in foreign currency translation gains, respectively. The $0.3 million net change was primarily related to the strengthening of the Australian dollar compared to the U.S. dollar.

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Other income was a $7.3 million for the six months ended June 30, 2015 compared to $3.4 million expense for the three months ended June 30, 2014, which represents a $10.7 million increase. This change was primarily due to the following factors.

●

Interest expense, net, increased $2.4 million, to $5.1 million for the six months ended June 30, 2015 from $2.7 million for the six months ended June 30, 2014. The increase was primarily the result of accelerated amortization of deferred finance costs of $1.9 million related to the repayment of our senior debt in May 2015, as well as higher debt levels in 2015.

●	Additional income of $12.5 million in the six months ended June 30, 2015 related to the $5.0 million success fee income for the new debt financing in May 2015 and the gain on the disposal of assets of $7.5 million related to the junior debt in the CFMF transaction.

●	For the six months ended June 30, 2015 and 2014, Lindblad recorded $0.2 million in foreign currency translation losses. The losses are primarily related to the strengthening of the Australian dollar compared to the U.S. dollar.

Liquidity and Capital Resources

Sources and Uses of Cash for the Six Months Ended June 30, 2015 and 2014

Net cash provided by operating activities increased by $4.3 million for the six months ended June 30, 2015 to $23.2 million from $18.9 million for the six months ended June 30, 2014, primarily due to increases in unearned passenger revenues.

Net cash used in investing activities was $108.3 million for the six months ended June 30, 2015 compared to $10.3 million for the six months ended June 30, 2014. The $98.0 million increase in cash used in investing activities was primarily related to the purchase in May 2015 of our investment in CFMF and the restricted cash escrow established in connection with the Amended Credit Agreement pending the consummation of the merger with Capitol.

Net cash provided by (used in) financing activities was cash provided by financing activities of $98.5 million for the six months ended June 30, 2015 compared to cash used in financing activities of $1.6 million for the six months ended June 30, 2014. The $100.1 million difference was primarily related to the $150.0 million in proceeds from the new debt offset by the $41.0 repayment of senior debt and the addition of $10.5 million in deferred financing costs.

Funding Needs and Sources

Lindblad has historically relied on a combination of cash flows provided by operations and the incurrence of additional debt and/or the refinancing of existing debt to fund obligations. As of June 30, 2015, Lindblad had liquidity of $53.5 million in cash and cash equivalents, excluding restricted cash. As a result of the Amended Credit Agreement, Lindblad had net working capital of $15.4 million as of June 30, 2015 as compared to a working capital deficit of $59.7 million as of December 31, 2014. Similar to others in the industry, Lindblad historically operated with a meaningful working capital deficit. The deficit as of December 31, 2014 was mainly attributable to the fact that, under Lindblad’s business model, a vast majority of guest ticket receipts are collected in advance of the applicable sailing date. These advance passenger receipts remain a current liability until the sailing date. The cash generated from these advance receipts is used interchangeably with cash on hand from other cash from operations. The cash received as advanced receipts can be used to fund operating expenses for the applicable future sailing or otherwise, pay down credit facilities, invest in long term investments or any other use of cash.

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As of June 30, 2015, Lindblad had approximately $139.8 million in long-term debt obligations, including the current portion of long-term debt offset by debt discounts and deferred financing costs. Lindblad believes that its cash on hand, expected future operating cash inflows, its ability to issue debt securities, its ability to raise additional equity, and the cash proceeds to Lindblad from the mergers and the Amended Credit Agreement will be sufficient to fund operations, debt service requirements, and capital expenditures, and to maintain compliance with financial covenants under the agreements governing Lindblad’s indebtedness, over the next twelve-month period. There can be no assurance, however, that cash flows from operations and additional funding will be available in the future to fund future obligations.

On May 8, 2015, Lindblad entered into a new credit agreement with Credit Suisse A.G. as Administrative Agent and Collateral Agent (“Credit Agreement”) for a $150.0 million facility, which was subsequently increased to $175.0 million upon syndication on July 8, 2015 (“Amended Credit Agreement”), in the form of a $155.0 million U.S. term loan (the “U.S. Term Loan”) and a $20.0 million Cayman term loan for the benefit of Lindblad’s foreign subsidiaries (the “Cayman Loan,” and together with the U.S. Term Loan, the “Loans”). The gross proceeds from the Loans, net of discounts, fees and expenses, were approximately $164.2 million. The Loans bear interest at a rate based on an adjusted ICE Benchmark Administration LIBO Rate (subject to a floor of 1.00%) plus a spread of 4.50%. The Credit Agreement (i) requires Lindblad to satisfy certain financial covenants as set forth in the Amended Credit Agreement; (ii) limits the amount of indebtedness Lindblad may incur; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. The U.S. Term Loan and the Cayman Loan both mature on May 8, 2021. The net proceeds from the term loan advances were used to repay Lindblad’s existing debt, fund a portion of the purchase consideration paid in connection with Lindblad’s purchase of the financial and equity interests in CFMF and for general corporate purposes.

Debt Covenants

Lindblad’s Credit Agreement as of June 30, 2015 contains financial covenants that, among other things, (i) requires Lindblad to maintain a total net leverage ratio of 4.00 to 1.00 initially, (the ratio was subsequently changed to 4.75 to 1.00 on the closing of the Amended Credit Agreement on July 8, 2015), with 0.25 equal reductions annually thereafter until December 31, 2020, when the total net leverage ratio shall be 3.50 to 1.00 thereafter; (ii) limits the amount of indebtedness Lindblad may incur generally and specifically for intercompany debt, debt incurred to finance acquisitions and improvements, for capital and synthetic lease obligations, for standby letters of credit, and in connection with refinancings; (iii) limits the amount Lindblad may spend in connection with certain types of investments; and (iv) requires the delivery of certain periodic financial statements and an operating budget. As of June 30, 2015, Lindblad was in compliance with the financial covenants.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Inflation

Our results from operations have not been, and we do not expect them to be, materially affected by inflation.

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